VERTEX ENERGY, INC. POSASR

Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to inclusion in this Post-Effective Amendment No. 1 to Registration Statement on Form S-3 and related prospectus of Vertex Energy, Inc. of our reports dated March 1, 2023, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Vertex Energy, Inc. for the year ended December 31, 2022. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2022.

We also consent to the reference to our firm under the heading “Experts” in such registration statement.

/s/ Ham, Langston & Brezina L.L.P.

Houston, Texas

March 1, 2023